Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 21, 2021

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2020 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Board of Directors declared a quarterly Series A Preferred Stock dividend
SANTA CLARA, Calif. — January 21, 2021 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2020.
Consolidated net income available to common stockholders for the fourth quarter of 2020 was $388.3 million, or $7.40 per diluted common share, compared to $441.7 million, or $8.47 per diluted common share, for the third quarter of 2020 and $262.9 million, or $5.06 per diluted common share, for the fourth quarter of 2019. Consolidated net income available to common stockholders for the year ended December 31, 2020 was $1.19 billion, or $22.87 per diluted common share, compared to $1.14 billion, or $21.73 per diluted common share, for the comparable 2019 period.
"While we continued to focus on helping our clients and communities affected by the pandemic, we did not lose sight of the need to execute effectively and delivered another quarter of exceptional performance to cap a record year, with outstanding profitability and unprecedented balance sheet growth fueled by continued strong client fundraising and exit activity," said Greg Becker, President and CEO of SVB Financial Group. “Consistent with recent quarters, growth in client funds and loans was robust, core fee income was solid, investment banking revenue exceeded our expectations, credit remained stable, and we enjoyed outsized warrant and investment gains. As we enter into 2021, we will continue to focus on consistent execution of our strategy and driving long-term growth and stability."

Highlights of our fourth quarter 2020 results (compared to third quarter 2020, unless otherwise noted) included:
•Average loans of $41.5 billion, an increase of $4.2 billion (or 11.3 percent).
•Period-end loans of $45.2 billion, an increase of $6.8 billion (or 17.6 percent).
•Average fixed income investment securities of $41.4 billion, an increase of $8.8 billion (or 27.1 percent).
•Period-end fixed income investment securities of $47.5 billion, an increase of $8.6 billion (or 22.2 percent).
•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $24.3 billion (or 12.1 percent) to $225.5 billion.
•Period-end total client funds increased $31.5 billion (or 14.9 percent) to $243.0 billion.
•Net interest income (fully taxable equivalent basis) of $596.5 million, an increase of $64.8 million (or 12.2 percent).
•Provision for credit losses was a net benefit of $38.4 million, compared to a net benefit of $52.0 million.
•Net loan charge-offs of $9.7 million, or 9 basis points of average total loans (annualized), compared to $24.1 million, or 26 basis points.
•Net gains on investment securities of $150.0 million compared to $189.8 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $104.1 million, compared to $162.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $143.8 million, compared to $53.8 million.
•Noninterest income of $621.8 million, an increase of $74.2 million (or 13.6 percent). Non-GAAP core fee income increased $9.6 million (or 6.5 percent) to $155.9 million. Non-GAAP SVB Leerink revenue increased $42.4 million (or 39.1 percent) to $150.9 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•Noninterest expense of $664.8 million, an increase of $173.8 million (or 35.4 percent), which includes $20.0 million in charitable donations in PPP fees received from the Small Business Administration ("SBA") as well as nonrecurring expenses associated with lease exits.
•GAAP operating efficiency ratio of 54.79 percent, compared to 45.66 percent. Non-GAAP core operating efficiency ratio of 62.67 percent, compared to 56.86 percent. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”) GAAP operating efficiency ratio increased primarily as a result of a total of $49.3 million in non-recurring expenses related to real estate and donation expenses as well as higher SVB Leerink expenses as a percentage of SVB Leerink revenue. Non-GAAP core operating efficiency ratio increased due primarily to the overall increase in expenses related to our core business as a percentage of revenue driven primarily by increased compensation and benefits expense.
•Acquisition of WestRiver Group's (“WRG”) debt fund business on December 23, 2020. WRG is a Seattle-based provider of integrated capital solutions for the global innovation economy. Total closing consideration was $28.7 million and the debt fund business financial results since December 23, 2020 have been incorporated into our fourth quarter 2020 financial results.
•Merger agreement entered into with Boston Private Financial Holdings, Inc. (“Boston Private”) (NASDAQ: BPFH) on January 4, 2021 for total consideration of approximately $900 million, based on SIVB's closing price as of December 31, 2020. The merger consideration consists of $2.10 in cash and 0.0228 shares of SIVB common stock for each share of Boston Private common stock. Due to the fixed exchange ratio, the value of the consideration will change based on SIVB's stock price. The merger is expected to close in mid-2021 and subject to regulatory approval.

Coronavirus Disease 2019 ("COVID-19") Pandemic Update

During the fourth quarter of 2020, we continued to manage through the COVID-19 pandemic, utilizing our business continuity plans to maintain client service while most of our employees and partners continue to work from home. We continue to support and engage with clients virtually, including the hosting of remote events designed to facilitate our response to the business needs of our clients within the innovation ecosystem. During 2020, we allowed temporary payment deferrals to certain clients of which the vast majority of clients have resumed payments as of year-end, participated in the Paycheck Protection Program ("PPP") and are currently participating in the second round of PPP. We continue to provide employees extended benefits, as well as practical support for working at home. Additionally, we continue to commit financial support for local, regional and global activities focused on health security, food security and shelter, and small business owner relief during this unprecedented time, including charitable donations to support these efforts through the SVB Foundation. Additionally, we have donated approximately $20 million in PPP fees received from the SBA, net of our costs incurred, to charitable relief efforts.

Fourth Quarter and Full-Year 2020 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Income statement:
Diluted earnings per common share	$7.40	$8.47	$4.42	$2.55	$5.06	$22.87	$21.73
Net income available to common stockholders	388.3	441.7	228.9	132.3	262.9	1,191.2	1,136.9
Net interest income	591.5	527.7	512.9	524.1	533.7	2,156.3	2,096.6
(Reduction) provision for credit losses	(38.4)	(52.0)	66.5	243.5	17.4	219.5	106.4
Noninterest income	621.8	547.6	368.8	301.9	313.3	1,840.1	1,221.5
Noninterest expense	664.8	491.0	479.6	399.6	460.8	2,035.0	1,601.3
Non-GAAP core fee income (1)	155.9	146.3	132.5	168.5	168.1	603.2	641.8
Non-GAAP core fee income plus SVB Leerink revenue (1)	306.8	254.8	290.9	231.3	241.8	1,083.8	893.4
Non-GAAP SVB Leerink revenue (1)	150.9	108.4	158.4	62.9	73.7	480.6	251.5
Non-GAAP noninterest income, net of noncontrolling interests (1)	575.8	519.7	354.5	303.8	301.3	1,753.8	1,172.9
Non-GAAP noninterest expense, net of noncontrolling interests (1)	664.7	490.9	479.5	399.4	460.6	2,034.6	1,600.4
Fully taxable equivalent:
Net interest income (1) (2)	$596.5	$531.7	$516.8	$527.5	$536.8	$2,172.5	$2,108.6
Net interest margin	2.40%	2.53%	2.80%	3.12%	3.26%	2.67%	3.51%
Balance sheet:
Average total assets	$103,753.6	$88,348.4	$78,432.0	$72,407.2	$69,139.0	$85,791.7	$63,211.6
Average loans, amortized cost	41,525.0	37,318.6	36,512.2	33,660.7	32,008.9	37,266.0	29,916.2
Average available-for-sale securities	28,114.2	20,026.9	12,784.3	13,565.9	12,640.5	18,652.6	9,597.7
Average held-to-maturity securities	13,288.7	12,553.2	13,039.4	13,576.1	14,023.0	13,113.3	14,672.3
Average noninterest-bearing demand deposits	61,662.8	51,543.9	46,086.9	41,336.0	39,627.7	50,192.6	38,783.5
Average interest-bearing deposits	30,773.5	26,136.1	21,829.4	20,472.2	20,549.8	24,822.8	16,273.5
Average total deposits	92,436.4	77,680.0	67,916.4	61,808.2	60,177.5	75,015.4	55,057.0
Average short-term borrowings	9.8	15.3	618.1	969.9	18.8	401.2	144.5
Average long-term debt	843.5	843.3	489.6	348.0	651.7	632.3	685.4
Period-end total assets	115,511.0	96,916.8	85,731.0	75,009.6	71,004.9	115,511.0	71,004.9
Period-end loans, amortized cost	45,181.5	38,413.9	36,727.2	35,968.1	33,164.6	45,181.5	33,164.6
Period-end available-for-sale securities	30,912.4	25,904.3	18,451.9	12,648.1	14,014.9	30,912.4	14,014.9
Period-end held-to-maturity securities	16,592.2	12,982.2	12,858.8	13,574.3	13,842.9	16,592.2	13,842.9
Period-end non-marketable and other equity securities	1,802.2	1,547.4	1,270.6	1,200.6	1,213.8	1,802.2	1,213.8
Period-end noninterest-bearing demand deposits	66,519.2	57,508.2	49,160.9	42,902.2	40,841.6	66,519.2	40,841.6
Period-end interest-bearing deposits	35,462.6	27,264.8	25,344.9	19,009.8	20,916.2	35,462.6	20,916.2
Period-end total deposits	101,981.8	84,773.0	74,505.8	61,912.0	61,757.8	101,981.8	61,757.8
Period-end short-term borrowings	20.6	19.1	50.9	3,138.2	17.4	20.6	17.4
Period-end long-term debt	843.6	843.4	843.2	348.1	348.0	843.6	348.0
Off-balance sheet:
Average client investment funds	$133,105.4	$123,563.6	$109,259.4	$103,590.8	$96,643.2	$117,379.8	$91,633.5
Period-end client investment funds	141,053.1	126,780.9	115,921.0	106,951.7	99,192.6	141,053.1	99,192.6
Total unfunded credit commitments	31,982.3	30,329.8	28,127.2	24,668.3	24,521.9	31,982.3	24,521.9
Earnings ratios:
Return on average assets (annualized) (3)	1.49%	1.99%	1.17%	0.73%	1.51%	1.39%	1.80%
Return on average SVBFG common stockholders’ equity (annualized) (4)	20.23	24.19	13.36	8.17	17.03	16.83	20.03
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans (5)	0.99%	1.34%	1.61%	1.53%	0.91%	0.99%	0.91%
Allowance for credit losses for performing loans as a % of total performing loans (5)	0.87	1.17	1.46	1.43	0.78	0.87	0.78
Gross loan charge-offs as a % of average total loans (annualized) (5)	0.22	0.30	0.17	0.44	0.25	0.28	0.31
Net loan charge-offs as a % of average total loans (annualized) (5)	0.09	0.26	0.12	0.35	0.18	0.20	0.24

Other ratios:
Operating efficiency ratio (6)	54.79%	45.66%	54.39%	48.37%	54.40%	50.92%	48.26%
Non-GAAP core operating efficiency ratio (1)	62.67	56.86	55.70	47.71	53.78	55.90	48.06
Total cost of deposits (annualized) (7)	0.04	0.04	0.03	0.24	0.31	0.08	0.32
SVBFG CET 1 risk-based capital ratio	11.04	12.31	12.63	12.35	12.58	11.04	12.58
Bank CET 1 risk-based capital ratio	10.70	10.75	11.08	10.90	11.12	10.70	11.12
SVBFG total risk-based capital ratio	12.65	14.19	14.77	14.45	14.23	12.65	14.23
Bank total risk-based capital ratio	11.49	11.75	12.28	12.04	11.96	11.49	11.96
SVBFG tier 1 leverage ratio	7.46	8.26	8.68	9.00	9.06	7.46	9.06
Bank tier 1 leverage ratio	6.43	6.45	6.91	7.21	7.30	6.43	7.30
Period-end loans, amortized cost, to deposits ratio	44.30	45.31	49.29	58.10	53.70	44.30	53.70
Average loans, amortized cost, to average deposits ratio	44.92	48.04	53.76	54.46	53.19	49.68	54.34
Book value per common share (8)	$151.86	$143.91	$134.89	$130.02	$118.67	$151.86	$118.67
Tangible book value per common share (1) (9)	147.92	140.37	131.32	126.41	115.05	147.92	115.05
Other statistics:
Average full-time equivalent ("FTE") employees	4,419	4,216	3,855	3,672	3,522	4,040	3,362
Period-end full-time equivalent ("FTE") employees	4,461	4,336	3,984	3,710	3,564	4,461	3,564

(1)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(2)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $5.0 million for the quarter ended December 31, 2020, $4.0 million for the quarter ended September 30, 2020, $3.8 million for the quarter ended June 30, 2020, $3.4 million for the quarter ended March 31, 2020 and $3.2 million for the quarter ended December 31, 2019. The taxable equivalent adjustments were $16.2 million and $11.9 million for the years ended December 31, 2020 and December 31, 2019, respectively.
(3)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(4)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(5)For the three months ended December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020, and the twelve months ended December 31, 2020, loan amounts are disclosed, and ratios are calculated using the amortized cost basis for total loans as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios were calculated, using the gross basis in accordance with previous methodology.
(6)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(7)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(8)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.
(9)Tangible book value per common share is calculated by dividing tangible common equity by total outstanding common shares. Tangible common equity is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $596.5 million for the fourth quarter of 2020, compared to $531.7 million for the third quarter of 2020. The $64.8 million increase from the third quarter of 2020 to the fourth quarter of 2020 was attributable primarily to the following:

•An increase in interest income from loans of $34.4 million to $403.4 million for the fourth quarter of 2020 was due primarily to a $35.6 million increase in loan interest reflective of $4.2 billion in average loan growth driven primarily by increased loan utilization and a $4.9 million increase in loan fee income due primarily to accelerated recognition of loan fees from PPP loan forgiveness during the fourth quarter of 2020, partially offset by a $6.5 million decrease from lower gross loan yields.
◦Overall loan yields decreased seven basis points to 3.86 percent, reflective primarily of lower gross loan and loan fee yields due to growth in our Global Fund Banking ("GFB") portfolio as well as lower gross loan yields from growth in our Private Bank loan portfolio. The decrease in our loan fee yield due to the growth of our loan portfolio was mostly offset by an increase in the loan fee yield from our PPP loan portfolio reflective of accelerated recognition of loan fees from loan forgiveness on PPP loans during the fourth quarter of 2020.
•An increase of $31.0 million in interest income from our fixed income investment securities reflective primarily of an $8.8 billion increase in average fixed income securities.

◦Overall we had a decrease in fixed income investment securities yields of 16 bps due primarily to lower reinvestment rates reflective of the continued low market rate environment. In addition, we saw higher premium amortization expense from increased prepayments of mortgage-backed securities in our available-for-sale portfolio due to the low interest rate environment, partially offset by an acceleration of discount accretion due to an increase in expected prepayments for fixed-rate commercial mortgage-backed securities in our held-to-maturity portfolio due.
Net interest margin, on a fully taxable equivalent basis, was 2.40 percent for the fourth quarter of 2020, compared to 2.53 percent for the third quarter of 2020. The 13 basis point decrease in our net interest margin was due primarily to a 14 basis point decrease attributable to overall balance sheet growth resulting in a shift in the mix of interest earning assets from higher yielding loans to lower yielding cash and investments as a percentage of total interest earning assets.
For the fourth quarter of 2020, approximately 91 percent, or $37.8 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 66 percent are tied to prime-lending rates and 34 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $8.8 billion, or 27.1 percent, to $41.4 billion for the quarter ended December 31, 2020. Our total period-end fixed income investment securities portfolio increased $8.6 billion, or 22.2 percent, to $47.5 billion at December 31, 2020. The weighted-average duration of our fixed income investment securities portfolio was 3.7 years at December 31, 2020 and 4.1 years at September 30, 2020. Our period-end non-marketable and other equity securities portfolio increased $0.3 billion to $1.8 billion ($1.6 billion net of noncontrolling interests) at December 31, 2020.

AFS Securities

Average AFS securities were $28.1 billion for the fourth quarter of 2020 compared to $20.0 billion for the third quarter of 2020. Period-end AFS securities were $30.9 billion at December 31, 2020 compared to $25.9 billion at September 30, 2020. The increases in average and period-end AFS security balances from the third quarter of 2020 to the fourth quarter of 2020 were driven by purchases of $6.6 billion of AFS securities during the quarter, offset by paydowns and maturities of $1.5 billion. The weighted-average duration of our AFS securities portfolio was 3.7 years at December 31, 2020 and 4.2 years at September 30, 2020.

HTM Securities

Average HTM securities were $13.3 billion for the fourth quarter of 2020, compared to $12.6 billion for the third quarter of 2020. Period-end HTM securities were $16.6 billion at December 31, 2020 compared to $13.0 billion at September 30, 2020. The increases in average and period-end HTM security balances from the third quarter of 2020 to the fourth quarter of 2020 were driven by purchases of $4.8 billion of HTM securities during the quarter, partially offset by $1.2 billion in paydowns and maturities during the quarter. The weighted-average duration of our HTM securities portfolio was 3.7 years at December 31, 2020 and 3.8 years at September 30, 2020.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio increased $0.3 billion to $1.8 billion ($1.6 billion net of noncontrolling interests) at December 31, 2020, compared to $1.5 billion ($1.4 billion net of noncontrolling interests) at September 30, 2020. The increase in non-marketable and other equity securities was primarily driven by increased valuations of, and IPO activity in, our non-marketable and other equity portfolios as well as $55.2 million of net new investments within our qualified housing projects portfolio. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans increased by $4.2 billion to $41.5 billion for the fourth quarter of 2020, compared to $37.3 billion for the third quarter of 2020. Period-end loans increased by $6.8 billion to $45.2 billion at December 31, 2020, compared to $38.4 billion at September 30, 2020. Average and period-end loan growth came primarily from our Global Fund Banking, Balance Sheet Dependent and our Private Bank portfolios. The following table provides a summary of our loans at amortized cost basis broken out by risk-based segment:

(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Global fund banking	$25,543,198	$19,584,518	$17,712,797
Investor dependent
Early stage	1,485,866	1,470,941	1,653,425
Mid stage	1,564,870	1,626,794	1,066,783
Later stage	1,921,082	2,013,934	1,698,676
Total investor dependent	4,971,818	5,111,669	4,418,884
Cash flow dependent
Sponsor led buyout	1,989,173	2,062,243	2,203,020
Other	2,945,360	2,600,157	2,252,847
Total cash flow dependent	4,934,533	4,662,400	4,455,867
Private Bank (1)	4,901,056	4,424,899	3,489,219
Balance sheet dependent	2,191,023	1,698,220	1,297,304
Premium wine (1)	1,052,643	1,081,963	1,063,512
Other (1)	27,687	48,206	890,121
SBA loans	1,559,530	1,802,016	—
Total loans (2)	$45,181,488	$38,413,891	$33,327,704

(1)As of December 31, 2020 and September 30, 2020, as a result of enhanced portfolio characteristic definitions for our risk-based segments, loans in the amount of $426.6 million and $52.5 million and $411.2 million and $50.3 million, respectively, that would have been reported in Other under historical definitions, are now being reported in our Private Bank and Premium Wine risk-based segments, respectively.
(2)As of December 31, 2020 and September 30, 2020, loan amounts are disclosed using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed using the gross basis in accordance with previous methodology.

Credit Quality
The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and for HTM securities:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Allowance for credit losses for loans, beginning balance	$512,958	$589,828	$304,410	$304,924	$280,903
Day one impact of adopting CECL	—	—	—	25,464	—
(Reduction) provision for loans	(57,468)	(54,106)	13,229	189,226	94,183
Gross loan charge-offs	(22,504)	(28,449)	(20,348)	(102,904)	(92,603)
Loan recoveries	12,836	4,354	5,905	29,018	21,038
Foreign currency translation adjustments	1,943	1,331	1,728	2,037	1,403
Allowance for credit losses for loans, ending balance	$447,765	$512,958	$304,924	$447,765	$304,924
Allowance for credit losses for unfunded credit commitments, beginning balance	101,515	99,294	63,108	67,656	55,183
Day one impact of adopting CECL	—	—	—	22,826	—
Provision for unfunded credit commitments	18,934	2,019	4,154	30,066	12,233
Foreign currency translation adjustments	347	202	394	248	240
Allowance for credit losses for unfunded credit commitments, ending balance (1)	$120,796	$101,515	$67,656	$120,796	$67,656
Allowance for credit losses for HTM securities, beginning balance	291	222	—	—	—
Day one impact of adopting CECL	—	—	—	174	—
Provision for HTM securities	101	69	—	218	—
Allowance for credit losses for HTM securities, ending balance (2)	$392	$291	$—	$392	$—
Ratios and other information:
(Reduction) provision for loans as a percentage of period-end total loans (annualized) (3)	(0.51)%	(0.56)%	0.16%	0.42%	0.28%
Gross loan charge-offs as a percentage of average total loans (annualized) (3)	0.22	0.30	0.25	0.28	0.31
Net loan charge-offs as a percentage of average total loans (annualized) (3)	0.09	0.26	0.18	0.20	0.24
Allowance for credit losses for loans as a percentage of period-end total loans (3)	0.99	1.34	0.91	0.99	0.91
(Reduction) provision for credit losses	$(38,433)	$(52,018)	$17,383	$219,510	$106,416
Period-end total loans (3)	45,181,488	38,413,891	33,327,704	45,181,488	33,327,704
Average total loans (3)	41,525,036	37,318,600	32,166,620	37,265,976	30,077,343
Allowance for credit losses for nonaccrual loans	54,029	64,479	44,859	54,029	44,859
Nonaccrual loans (3)	104,244	105,711	102,669	104,244	102,669

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.
(3)For the three months ended December 31, 2020 and September 30, 2020, and the year ended December 31, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios are calculated, using the gross basis in accordance with previous methodology.
Our allowance for credit losses for loans decreased $65.2 million to $447.8 million at December 31, 2020, compared to $513.0 million at September 30, 2020. The $65.2 million decrease was due primarily to a decrease of $77.9 million related to the reduction of expected credit losses for our performing loans reflective of improved economic scenarios in our forecast models as well as strong credit performance from our Private Bank portfolio segment and a $10.4 million decrease in reserves for nonaccrual loans, partially offset by a $23.1 million increase in our performing reserves for loan growth. As a percentage of total loans, our allowance for credit losses for loans decreased 35 basis points to 0.99 percent at December 31, 2020, compared to 1.34 percent at September 30, 2020. The 35 basis point decrease, due primarily to the factors described above, was driven by a 30 basis point decrease for our performing loans reserve as a percentage of total loans and a 5 basis point decrease for our nonaccrual individually assessed loans.
The net benefit to our provision for credit losses was $38.4 million for the fourth quarter of 2020, consisting primarily of the following:
•A reduction of our credit loss estimate for loans of $57.5 million, driven primarily by a $77.9 million reduction in performing reserves, offset by the $23.1 million increase for loan growth as discussed above.

Additionally, there was an increase in the provision related to $10.3 million in charge-offs not specifically reserved for at September 30, 2020 and $1.7 million for net new nonaccrual loans, offset by $12.8 million of recoveries, and
•A provision for credit losses for unfunded credit commitments of $18.9 million, driven primarily by a shift in portfolio segment composition from growth in unfunded Investor, Cash Flow and Balance Sheet Dependent credit commitments, concurrently with higher reserve levels in response to the improved economic conditions, reflective of the expectation of additional draws by our Investor, Cash Flow and Balance Sheet Dependent clients.

Gross loan charge-offs were $22.5 million for the fourth quarter of 2020, of which $10.3 million was not specifically reserved for at September 30, 2020. Gross loan charge-offs were primarily driven by $21.4 million in charge-offs in our Investor Dependent loan portfolio.
Nonaccrual loans were $104.2 million at December 31, 2020, compared to $105.7 million at September 30, 2020. Our nonaccrual loan balance decreased $1.5 million primarily driven by $17.2 million in repayments and $12.6 million in charge-offs, partially offset by new nonaccrual loans of $28.3 million. New nonaccrual loans were primarily driven by $18.5 million for one Sponsor Led Buyout client. Repayments were primarily driven by clients in our Investor Dependent loan portfolio. Nonaccrual loans as a percentage of total loans decreased to 0.23 percent for the fourth quarter of 2020 compared to 0.28 percent for the third quarter of 2020.
The allowance for credit losses for nonaccrual loans decreased $10.4 million to $54.0 million in the fourth quarter of 2020. The decrease was due primarily to $12.8 million in repayments and $12.3 million in charge-offs, partially offset by $14.7 million in reserves for new nonaccrual loans as noted above. New nonaccrual reserves were primarily driven by reserves of $7.7 million for one Sponsor Led Buyout client and $4.7 million for three Investor Dependent clients. Charge-offs and repayments were primarily driven by clients in our Investor Dependent loan portfolio.
Client Funds
Our Total Client Funds consist of the sum of both our on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end on-balance sheet deposits and off-balance sheet client investment funds:

Average On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Average balances for the
	Three months ended			Year ended
(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest-bearing deposits	$30,774	$26,136	$20,550	$24,823	$16,273
Noninterest bearing demand deposits	61,663	51,544	39,628	50,193	38,783
Total average on-balance sheet deposits	$92,437	$77,680	$60,178	$75,016	$55,056

Sweep money market funds	$58,212	$54,495	$42,526	$50,828	$40,667
Client investment assets under management (2)	64,006	59,338	44,641	56,473	41,887
Repurchase agreements	10,887	9,731	9,476	10,079	9,079
Total average off-balance sheet client investment funds	$133,105	$123,564	$96,643	$117,380	$91,633

Period-end On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest-bearing deposits	$35,463	$27,265	$25,345	$19,010	$20,916
Noninterest-bearing demand deposits	66,519	57,508	49,161	42,902	40,842
Total period-end on-balance sheet deposits	$101,982	$84,773	$74,506	$61,912	$61,758

Sweep money market funds	$59,844	$56,395	$49,388	$44,833	$43,226
Client investment assets under management (2)	70,671	60,773	56,023	51,020	46,904
Repurchase agreements	10,538	9,613	10,510	11,099	9,062
Total period-end off-balance sheet client investment funds	$141,053	$126,781	$115,921	$106,952	$99,192

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

The increases in our average and period-end Total Client Funds from the third quarter of 2020 to the fourth quarter of 2020 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. We saw Total Client Funds growth across all portfolios with the primary contributors coming from our technology and life science/healthcare portfolios driven by strong public and private fundraising and exit activity as well as from our Global Fund Banking portfolio as funds prepared for seasonal distributions.
Noninterest Income
Noninterest income was $621.8 million for the fourth quarter of 2020, compared to $547.6 million for the third quarter of 2020. Non-GAAP noninterest income, net of noncontrolling interests, was $575.8 million for the fourth quarter of 2020, compared to $519.7 million for the third quarter of 2020. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")
The increase was attributable primarily to increased gains on equity warrant assets as well as increases in investment banking revenue, partially offset by a decrease in gains on investment securities. Items impacting noninterest income for the fourth quarter of 2020 were as follows:

Net gains on investment securities
Net gains on investment securities were $150.0 million for the fourth quarter of 2020, compared to $189.8 million for the third quarter of 2020. The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended December 31, 2020 and September 30, 2020, respectively:

	Three months ended December 31, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$62,336	$28,949	$19,127	$(17,986)	$(150)	$56,527	$1,189	$149,992
Less: income attributable to noncontrolling interests, including carried interest allocation	28,493	13,843	3,150	—	—	—	405	45,891
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$33,843	$15,106	$15,977	$(17,986)	$(150)	$56,527	$784	$104,101

	Three months ended September 30, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains on investment securities, net	$42,885	$14,775	$—	$108,417	$15	$18,426	$5,319	$189,837
Less: income attributable to noncontrolling interests, including carried interest allocation	19,832	7,492	—	—	—	—	461	27,785
Non-GAAP gains on investment securities, net of noncontrolling interests	$23,053	$7,283	$—	$108,417	$15	$18,426	$4,858	$162,052

Non-GAAP net gains, net of noncontrolling interests, of $104.1 million for the fourth quarter of 2020 were primarily attributable to valuation increases as well as IPO activity in our managed fund of funds, managed direct venture funds, managed credit funds and our strategic and other investments portfolio, partially offset by losses from our public equity securities.

Our managed credit funds represent the debt fund business acquired from WRG which closed on December 23, 2020. Performance fees earned from the existing participation arrangement with WRG were previously recorded in other noninterest income and exchanged for carried interest upon acquisition of the debt fund business. As a result, we recorded unrealized gains of $19.1 million ($16.0 million net of noncontrolling interest) related to carried interest on the managed credit funds during the fourth quarter of 2020. These gains were primarily driven by the IPO of BigCommerce Holdings, Inc (“BigCommerce”) in the third quarter of 2020.

The losses in public equity securities were primarily driven by our common stock shares held in BigCommerce. During the three months ending December 31, 2020, we incurred net losses of $21.7 million driven by the decline in the stock price of BigCommerce, partially offset by gains from other public equity securities held in our portfolio. As of December 31, 2020, we directly held approximately 2.4 million common stock shares with the lock-up agreement scheduled to expire during February 2021.

Investment in Root, Inc.
As of December 31, 2020, we held investments in Root, Inc. (“Root”) of approximately 14.0 million common stock shares directly held by two of our SVB Capital funds (in which SVBFG holds certain carried interests), of which we estimated to be entitled to approximately $24.8 million before taxes in the form of carried interest subject to the fund's performance and assuming the fund exceeds certain performance targets. Carried interest may be subject to change to the extent fund performance levels fluctuate.
Gains (or losses) related to our equity securities in public companies such as BigCommerce and Root are based on valuation changes or the sale of any securities, and are subject to such companies' stock price, which are subject to market conditions and various other factors. Additionally, the public equity investment expected gains and losses, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other factors, changes in prevailing market prices and the timing of any sales of securities, which are subject to our securities sales and governance process as well as certain sales restrictions (e.g. lock-up agreements).
Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Equity warrant assets:
Gains on exercises, net	$95,554	$23,940	$13,228	$179,648	$107,168
Terminations	(419)	(361)	(410)	(1,948)	(3,502)
Changes in fair value, net	48,626	30,187	18,047	59,728	34,412
Total net gains on equity warrant assets	$143,761	$53,766	$30,865	$237,428	$138,078
Net gains on equity warrant assets for the fourth quarter of 2020 were attributable to $48.6 million of net valuation increases from our public and private company portfolio and net gains from exercises of $95.6 million driven by strong gains from IPO, special purpose acquisition company ("SPAC") and M&A activity, which include large gains from a number of our warrant positions exercised in public markets. Shares of public common stock held from warrant positions exercised are included in non-marketable and other equity securities and future price volatility will be reflected in gains on investment securities, net.
At December 31, 2020, we held warrants in 2,602 companies with a total fair value of $203.4 million. Warrants in 25 companies each had fair values greater than $1.0 million and collectively represented $75.9 million, or 37.3 percent, of the fair value of the total warrant portfolio at December 31, 2020.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income plus non-GAAP SVB Leerink revenue
The following table provides a summary of our non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Non-GAAP core fee income:
Client investment fees	$25,008	$31,914	$45,163	$132,200	$182,068
Foreign exchange fees	51,091	43,881	42,399	178,733	159,262
Credit card fees	25,389	22,756	32,288	97,737	118,719
Deposit service charges	23,221	22,015	23,704	90,336	89,200
Lending related fees	19,682	13,562	13,063	57,533	49,920
Letters of credit and standby letters of credit fees	11,504	12,192	11,464	46,659	42,669
Total non-GAAP core fee income	$155,895	$146,320	$168,081	$603,198	$641,838
Investment banking revenue	133,434	92,181	58,172	413,985	195,177
Commissions	17,443	16,257	15,534	66,640	56,346
Total non-GAAP SVB Leerink revenue	$150,877	$108,438	$73,706	$480,625	$251,523
Total non-GAAP core fee income plus SVB Leerink revenue	$306,772	$254,758	$241,787	$1,083,823	$893,361

Non-GAAP core fee income increased from the third quarter of 2020 to the fourth quarter of 2020 reflective of an increase in foreign exchange fees, lending related fees, and credit card fees, partially offset by a decrease in client investment fees. Foreign exchange fees increased $7.2 million driven primarily due to increased foreign currency risk hedging as well as private equity year-end activity. Lending related fees increased $6.1 million due to increases in fees earned from unused lines of credit reflective of strong client liquidity. Credit card fees increased $2.6 million primarily due to new client growth, relationship expansion, and higher utilization. The decrease in client investment fees is reflective of a reduction in fee margin resulting from lower short-term market rates.
Non-GAAP SVB Leerink revenue increased from the third quarter of 2020 to the fourth quarter of 2020 reflective of SVB Leerink's robust performance in the fourth quarter of 2020. Investment banking revenue was $133.4 million, driven primarily by $107.8 million from public equity capital raising for the fourth quarter of 2020.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $664.8 million for the fourth quarter of 2020, compared to $491.0 million for the third quarter of 2020. The increase of $173.8 million in noninterest expense consisted primarily of an increase in our compensation and benefits expense, net occupancy expense, premises and equipment and other noninterest expense in the fourth quarter of 2020 compared to the third quarter of 2020.
The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands, except employees)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Compensation and benefits:
Salaries and wages	$140,377	$135,705	$120,028	$516,221	$436,500
Incentive compensation plans	172,730	103,898	87,590	463,831	288,073
Other employee incentives and benefits (1)	102,598	87,766	67,043	338,405	265,161
Total compensation and benefits	$415,705	$327,369	$274,661	$1,318,457	$989,734
Period-end full-time equivalent employees	4,461	4,336	3,564	4,461	3,564
Average full-time equivalent employees	4,419	4,216	3,522	4,040	3,362

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $88.3 million increase in total compensation and benefits expense consists primarily of the following:
•An increase of $68.8 million in incentive compensation plans expense attributable primarily to an increase in SVB Leerink incentive compensation expense as a result of a strong fourth quarter performance compared to plan and an increase in our incentive accruals as a result of our strong 2020 full-year financial performance, and
•An increase of $14.8 million in other employee incentives and benefits expense attributable primarily to an increase in warrant incentive plan expense due to higher gains on equity warrant assets from exercises in the fourth quarter of 2020 compared to the third quarter of 2020 and an increase in deferred compensation expense primarily driven by the appreciation in market valuations in the underlying investment securities in the plan for the fourth quarter of 2020 compared to the third quarter of 2020.
Net occupancy and premises and equipment expenses increased $25.8 million and $10.9 million, respectively, due primarily to impairment and accelerated depreciation of right of use assets and other fixed assets of $29.3 million related to vacating leased office space in several locations during the fourth quarter of 2020. The Company periodically reviews its lease portfolio to assess whether leased office space is adequate for its operations. Due to the ongoing impacts of COVID-19 and the continuation of the work from home policy, we decided to exit various locations.
Other noninterest expense increased $34.7 million, due primarily to the donation of $20.0 million from net PPP fees received from the SBA.
Noncontrolling Interests
Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest income (1)	$—	$—	$(31)	$(26)	$(72)
Noninterest income (1)	(17,408)	(8,620)	(704)	(29,441)	(20,290)
Noninterest expense (1)	91	114	143	475	835
Carried interest allocation (2)	(28,574)	(19,242)	(11,368)	(56,934)	(28,334)
Net income attributable to noncontrolling interests	$(45,891)	$(27,748)	$(11,960)	$(85,926)	$(47,861)

(1)Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests of $45.9 million for the fourth quarter of 2020 was driven primarily by net gains on investment securities (including carried interest allocation) from our managed funds of funds and our managed direct venture funds portfolios.
Preferred Stock
On November 16, 2020, SVB Financial Group paid a quarterly cash dividend of $13.125 per share on the Company’s 5.250% fixed-rate non-cumulative perpetual Series A Preferred Stock, liquidation amount $1,000 per share, which are represented by depositary shares (NASDAQ: SIVBP), each representing a 1/40th interest in a share of preferred stock, with a total dividend paid of $4.6 million.
On January 21, 2021, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on February 16, 2021 to holders of record at the close of business on February 2, 2021.

Stock Repurchase Program
During the three months ended December 31, 2020 and September 30, 2020, we did not repurchase any shares in connection with our stock repurchase program, which expired on October 29, 2020.
SVB Financial and Bank Capital Ratios(1)

	December 31, 2020	September 30, 2020	December 31, 2019
SVB Financial:
CET 1 risk-based capital ratio (2)	11.04%	12.31%	12.58%
Tier 1 risk-based capital ratio (2)	11.90	13.25	13.43
Total risk-based capital ratio (2)	12.65	14.19	14.23
Tier 1 leverage ratio (2)	7.46	8.26	9.06
Tangible common equity to tangible assets ratio (3)	6.66	7.52	8.39
Tangible common equity to risk-weighted assets ratio (3)	11.87	13.28	12.76
Silicon Valley Bank:
CET 1 risk-based capital ratio (2)	10.70%	10.75%	11.12%
Tier 1 risk-based capital ratio (2)	10.70	10.75	11.12
Total risk-based capital ratio (2)	11.49	11.75	11.96
Tier 1 leverage ratio (2)	6.43	6.45	7.30
Tangible common equity to tangible assets ratio (3)	6.24	6.42	7.24
Tangible common equity to risk-weighted assets ratio (3)	11.59	11.79	11.31

(1)Regulatory capital ratios as of December 31, 2020 are preliminary.
(2)Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2020 CECL Interim Final Rule ("IFR") for periods beginning March 31, 2020.
(3)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
December 31, 2020 Preliminary Results
Our risk-based capital ratios, tier 1 capital ratios and leverage ratios decreased for both SVB Financial and Silicon Valley Bank as of December 31, 2020, compared to September 30, 2020. The decrease in capital ratios is primarily driven by increases in our risk-weighted and average assets, partially offset by increases in capital. The increases in risk-weighted assets was driven by increases in our loan and fixed income portfolios. The increase in average assets was driven by increases in fixed income investments and loan portfolios, as well as cash and cash equivalents. The increase in capital for SVB Financial was driven by net income. The increase in capital for Silicon Valley Bank was primarily driven by a $700.0 million downstream capital infusion from our bank holding company, as well as net income during the fourth quarter of 2020.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations.

Financial Outlook for the Year Ending December 31, 2021
Our outlook for the year ending December 31, 2021, is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q4 2020 Earnings Slides. See "Additional Information" below.)

For the full year ending December 31, 2021, compared to our full year 2020 results, we currently expect the following outlook (please note that the outlook below does not include and/or take into account: (i) changes in the Federal Funds or LIBOR rates, (ii) material deterioration in the overall economy, (iii) changes to the federal corporate tax rate, (iv) the impact for the second round of PPP loans, and (v) the completion of the pending acquisition of Boston Private, and includes management's updates to the preliminary 2021 outlook for selected items previously disclosed on October 22, 2020):

Current full year 2021 outlook compared to 2020 results (as of January 21, 2021)
Average loan balances	Increase at a percentage rate in the mid-twenties
Average deposit balances	Increase at a percentage rate in the mid-forties
Net interest income (1)	Increase at a percentage rate in the low twenties
Net interest margin (1)	Between 2.20% and 2.30%
Net loan charge-offs	Between 0.20% and 0.40% of average total loans
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Comparable to 2020
SVB Leerink revenue (2)	Between $320 million and $360 million
Noninterest expense (3) (4)	Increase at a percentage rate in the low single digits
Effective tax rate (5)	Between 26% to 28%

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.
(2)Core fee income and SVB Leerink revenue are each non-GAAP measures, which collectively represent noninterest income, but exclude certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income and non-GAAP SVB Leerink revenue to GAAP noninterest income for fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. Core fee income does not include SVB Leerink revenue. SVB Leerink revenue represents investment banking revenue and commissions.
(3)Noninterest expense is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense to GAAP noninterest expense for the fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.
(4)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(5)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity and does not include assumptions for potential future tax rate changes.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook for the Year Ending 2021,” we make forward-looking statements discussing management’s expectations for 2021 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impact; financial results (and the components of such results) and the proposed acquisition of Boston Private.
Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•the COVID-19 pandemic and its effects on the economic and business environments in which we operate;
•the impact of changes in the U.S. presidential administration and the U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;
•the sufficiency of our capital and liquidity positions;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•the occurrence of fraudulent activity, including breaches or our information security or cyber security-related incidents;
•business disruptions and interruptions due to natural disasters and other external events;
•the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;
•the expansion of our business internationally, and the impact of international market and economic events on us;
•the effectiveness of our risk management framework and quantitative models;
•our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the integration of Boston Private;
•an inability to complete the acquisition of Boston Private, or changes in the currently anticipated timeframe, terms or manner of such acquisition;

•the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement between us and Boston Private;
•greater than expected costs or other difficulties related to the integration of our business and that of Boston Private;
•variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with completing the acquisition of Boston Private;
•the inability to retain existing Boston Private clients and employees following the closing of the Boston Private acquisition;
•unfavorable resolution of legal proceedings/claims or regulatory/governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes or their impact on us.
The operating and economic environment during the fourth quarter continued to be impacted by the COVID-19 pandemic, which has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, certain of our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K and our Quarterly Report filed on Form 10-Q for the third quarter of 2020. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.
Earnings Conference Call
On Thursday, January 21, 2021, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2020. The conference call can be accessed by dialing (833) 494-1484 or (236) 714-2618 and entering the confirmation number "9766735". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on January 21, 2021.
Additional Information
For additional information about our business, financial results for the fourth quarter and full year 2020 and financial outlook, please refer to our Q4 2020 Earnings Slides and Q4 2020 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and includes important supplemental information including key considerations that may impact our financial outlook.
About SVB Financial Group
For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.
SVB Financial Group is the holding company for all business units and groups © 2021 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income:
Loans	$403,361	$368,981	$396,698	$1,520,021	$1,599,165
Investment securities:
Taxable	182,543	156,517	158,083	634,992	568,851
Non-taxable	18,855	14,912	11,961	61,055	44,952
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	2,799	2,717	21,993	25,542	96,440
Total interest income	607,558	543,127	588,735	2,241,610	2,309,408
Interest expense:
Deposits	8,909	8,218	47,509	60,219	177,672
Borrowings	7,169	7,169	7,558	25,107	35,135
Total interest expense	16,078	15,387	55,067	85,326	212,807
Net interest income	591,480	527,740	533,668	2,156,284	2,096,601
(Reduction) provision for credit losses	(38,433)	(52,018)	17,383	219,510	106,416
Net interest income after provision for credit losses	629,913	579,758	516,285	1,936,774	1,990,185
Noninterest income:
Gains on investment securities, net	149,992	189,837	28,095	420,752	134,670
Gains on equity warrant assets, net	143,761	53,766	30,865	237,428	138,078
Client investment fees	25,008	31,914	45,163	132,200	182,068
Foreign exchange fees	51,091	43,881	42,399	178,733	159,262
Credit card fees	25,389	22,756	32,288	97,737	118,719
Deposit service charges	23,221	22,015	23,704	90,336	89,200
Lending related fees	19,682	13,562	13,063	57,533	49,920
Letters of credit and standby letters of credit fees	11,504	12,192	11,464	46,659	42,669
Investment banking revenue	133,434	92,181	58,172	413,985	195,177
Commissions	17,443	16,257	15,534	66,640	56,346
Other	21,258	49,222	12,597	98,145	55,370
Total noninterest income	621,783	547,583	313,344	1,840,148	1,221,479
Noninterest expense:
Compensation and benefits	415,705	327,369	274,661	1,318,457	989,734
Professional services	77,336	67,215	72,461	247,084	205,479
Premises and equipment	41,705	30,772	24,384	127,125	96,770
Net occupancy	44,733	18,965	19,563	100,889	69,279
Business development and travel	4,447	2,214	16,997	23,724	68,912
FDIC and state assessments	8,601	6,933	5,166	27,587	18,509
Other	72,272	37,553	47,520	190,175	152,579
Total noninterest expense	664,799	491,021	460,752	2,035,041	1,601,262
Income before income tax expense	586,897	636,320	368,877	1,741,881	1,610,402
Income tax expense	148,096	162,265	94,061	447,587	425,685
Net income before noncontrolling interests and dividends	438,801	474,055	274,816	1,294,294	1,184,717
Net income attributable to noncontrolling interests	(45,891)	(27,748)	(11,960)	(85,926)	(47,861)
Preferred stock dividends	(4,594)	(4,594)	—	(17,151)	—
Net income available to common stockholders	$388,316	$441,713	$262,856	$1,191,217	$1,136,856
Earnings per common share—basic	$7.49	$8.53	$5.10	$23.05	$21.90
Earnings per common share—diluted	7.40	8.47	5.06	22.87	21.73
Weighted average common shares outstanding—basic	51,817,077	51,773,181	51,587,074	51,684,595	51,914,703
Weighted average common shares outstanding—diluted	52,466,389	52,146,660	51,959,250	52,084,039	52,310,657

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2020	September 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$17,674,763	$15,687,776	$6,781,783
Available-for-sale securities, at fair value (cost $30,244,896, $25,237,540 and $13,894,348, respectively)	30,912,438	25,904,324	14,014,919
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $392, $291 and $0 (fair value of $17,216,871, $13,612,463, and $14,115,272), respectively (1)	16,592,153	12,982,223	13,842,946
Non-marketable and other equity securities	1,802,235	1,547,363	1,213,829
Investment securities	49,306,826	40,433,910	29,071,694
Loans, amortized cost	45,181,488	38,413,891	33,164,636
Allowance for credit losses: loans	(447,765)	(512,958)	(304,924)
Net loans	44,733,723	37,900,933	32,859,712
Premises and equipment, net of accumulated depreciation and amortization	175,818	173,477	161,876
Goodwill	142,685	137,823	137,823
Other intangible assets, net	61,435	45,380	49,417
Lease right-of-use assets	209,932	220,493	197,365
Accrued interest receivable and other assets	3,205,825	2,316,979	1,745,233
Total assets	$115,511,007	$96,916,771	$71,004,903
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$66,519,240	$57,508,229	$40,841,570
Interest-bearing deposits	35,462,567	27,264,791	20,916,237
Total deposits	101,981,807	84,773,020	61,757,807
Short-term borrowings	20,553	19,068	17,430
Lease liabilities	259,554	246,652	218,847
Other liabilities	3,971,974	3,067,221	2,041,752
Long-term debt	843,628	843,430	347,987
Total liabilities	107,077,516	88,949,391	64,383,823
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 350,000 shares, 350,000 shares and no shares issued and outstanding, respectively	340,138	340,138	340,138
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,888,463 shares, 51,787,972 shares, and 51,655,607 shares issued and outstanding, respectively	52	52	52
Additional paid-in capital	1,585,244	1,548,918	1,470,071
Retained earnings	5,671,749	5,283,433	4,575,601
Accumulated other comprehensive income	622,517	620,394	84,445
Total SVBFG stockholders’ equity	8,219,700	7,792,935	6,470,307
Noncontrolling interests	213,791	174,445	150,773
Total equity	8,433,491	7,967,380	6,621,080
Total liabilities and total equity	$115,511,007	$96,916,771	$71,004,903

(1)     Prior to our adoption of Accounting Standard Update (ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments) on January 1, 2020, the allowance for credit losses (ACL) related to held-to-maturity (HTM) securities was not applicable and is therefore presented as $0 at December 31, 2019.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$15,903,802	$2,799	0.07%	$13,817,353	$2,717	0.08%	$6,631,397	$21,993	1.32%
Investment securities: (2)
Available-for-sale securities:
Taxable	28,114,199	102,666	1.45	20,026,864	87,792	1.74	12,640,467	74,759	2.35
Held-to-maturity securities:
Taxable	10,075,470	79,877	3.15	10,286,332	68,725	2.66	12,256,986	83,324	2.70
Non-taxable (3)	3,213,270	23,867	2.95	2,266,864	18,876	3.31	1,766,043	15,141	3.40
Total loans, amortized cost (4) (5)	41,525,036	403,361	3.86	37,318,600	368,981	3.93	32,008,949	396,698	4.92
Total interest-earning assets	98,831,777	612,570	2.46	83,716,013	547,091	2.60	65,303,842	591,915	3.59
Cash and due from banks	1,228,092			1,162,156			706,943
Allowance for credit losses: loans	(535,067)			(610,212)			(317,621)
Other assets (6)	4,228,797			4,080,409			3,445,826
Total assets	$103,753,599			$88,348,366			$69,138,990
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$4,442,350	$1,966	0.18%	$4,297,874	$3,038	0.28%	$519,209	$107	0.08%
Money market deposits	23,943,177	5,983	0.10	19,829,441	4,594	0.09	17,223,290	40,651	0.94
Money market deposits in foreign offices	501,978	225	0.18	261,903	21	0.03	231,874	21	0.04
Time deposits	608,608	648	0.42	380,560	459	0.48	161,871	481	1.18
Sweep deposits in foreign offices	1,277,421	87	0.03	1,366,335	106	0.03	2,413,564	6,249	1.03
Total interest-bearing deposits	30,773,534	8,909	0.12	26,136,113	8,218	0.13	20,549,808	47,509	0.92
Short-term borrowings	9,847	2	0.08	15,335	4	0.10	18,770	73	1.54
3.125% Senior Notes	495,210	4,013	3.22	495,095	4,012	3.22	—	—	—
3.50% Senior Notes	348,288	3,154	3.60	348,197	3,153	3.60	347,929	3,151	3.59
5.375% Senior Notes	—	—	—	—	—	—	303,807	4,334	5.66
Total interest-bearing liabilities	31,626,879	16,078	0.20	26,994,740	15,387	0.23	21,220,314	55,067	1.03
Portion of noninterest-bearing funding sources	67,204,898			56,721,273			44,083,528
Total funding sources	98,831,777	16,078	0.06	83,716,013	15,387	0.07	65,303,842	55,067	0.33
Noninterest-bearing funding sources:
Demand deposits	61,662,840			51,543,903			39,627,690
Other liabilities	2,316,065			2,055,599			1,948,720
Preferred stock	340,138			340,138			70,427
SVBFG common stockholders’ equity	7,636,451			7,265,863			6,123,601
Noncontrolling interests	171,226			148,123			148,238
Portion used to fund interest-earning assets	(67,204,898)			(56,721,273)			(44,083,528)
Total liabilities and total equity	$103,753,599			$88,348,366			$69,138,990
Net interest income and margin		$596,492	2.40%		$531,704	2.53%		$536,848	3.26%
Total deposits	$92,436,374			$77,680,016			$60,177,498
Average SVBFG common stockholders’ equity as a percentage of average assets			7.36%			8.22%			8.86%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(5,012)			(3,964)			(3,180)
Net interest income, as reported		$591,480			$527,740			$533,668

(1)Includes average interest-earning deposits in other financial institutions of $1.5 billion, $1.0 billion and $1.0 billion; and $12.7 billion, $11.3 billion and $4.6 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $55.1 million, $49.5 million and $47.4 million for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(6)Average investment securities of $2.3 billion, $2.1 billion and $1.3 billion for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2020			December 31, 2019
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$12,251,754	$25,542	0.21%	$5,932,146	$96,440	1.63%
Investment securities: (2)
Available-for-sale securities:
Taxable	18,652,580	336,732	1.81	9,597,712	217,650	2.27
Held-to-maturity securities:
Taxable	10,728,035	298,260	2.78	13,041,160	351,201	2.69
Non-taxable (3)	2,385,265	77,285	3.24	1,631,182	56,901	3.49
Total loans, amortized cost (4) (5)	37,265,976	1,520,021	4.08	29,916,207	1,599,165	5.35
Total interest-earning assets	81,283,610	2,257,840	2.77	60,118,407	2,321,357	3.86
Cash and due from banks	1,021,483			592,196
Allowance for credit losses for loans	(508,786)			(306,800)
Other assets (6)	3,995,352			2,807,827
Total assets	$85,791,659			$63,211,630
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$2,873,714	$6,762	0.24%	$498,606	$424	0.09%
Money market deposits	19,741,042	47,161	0.24	13,721,076	152,901	1.11
Money market deposits in foreign offices	330,512	296	0.09	164,693	64	0.04
Time deposits	335,724	1,883	0.56	111,806	1,271	1.14
Sweep deposits in foreign offices	1,541,796	4,117	0.27	1,777,299	23,012	1.29
Total interest-bearing deposits	24,822,788	60,219	0.24	16,273,480	177,672	1.09
Short-term borrowings	401,159	3,312	0.83	144,545	3,592	2.49
3.125% Senior Notes	284,113	9,184	3.23	—	—	—
3.50% Senior Notes	348,153	12,611	3.62	347,799	12,598	3.62
5.375% Senior Notes	—	—	—	337,646	18,945	5.61
Total interest-bearing liabilities	25,856,213	85,326	0.33	17,103,470	212,807	1.24
Portion of noninterest-bearing funding sources	55,427,397			43,014,937
Total funding sources	81,283,610	85,326	0.10	60,118,407	212,807	0.35
Noninterest-bearing funding sources:
Demand deposits	50,192,642			38,783,470
Other liabilities	2,168,299			1,483,737
Preferred stock	340,146			17,751
SVBFG common stockholders’ equity	7,079,356			5,674,531
Noncontrolling interests	155,003			148,671
Portion used to fund interest-earning assets	(55,427,397)			(43,014,937)
Total liabilities and total equity	$85,791,659			$63,211,630
Net interest income and margin		$2,172,514	2.67%		$2,108,550	3.51%
Total deposits	$75,015,430			$55,056,950
Average SVBFG stockholders’ equity as a percentage of average assets			8.25%			8.98%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(16,230)			(11,949)
Net interest income, as reported		$2,156,284			$2,096,601

(1)Includes average interest-earning deposits in other financial institutions of $1.1 billion and $0.9 billion for the years ended December 31, 2020 and 2019. The balance also includes $9.9 billion and $4.1 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the years ended December 31, 2020 and 2019, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $190.9 million and $167.6 million for the years ended December 31, 2020 and 2019, respectively.
(6)Average investment securities of $2.0 billion and $1.1 billion for the years ended December 31, 2020 and 2019, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Weighted average common shares outstanding—basic	51,817	51,773	51,587	51,685	51,915
Effect of dilutive securities:
Stock options and employee stock purchase plan	195	142	203	151	227
Restricted stock units	454	232	169	248	169
Total effect of dilutive securities	649	374	372	399	396
Weighted average common shares outstanding—diluted	52,466	52,147	51,959	52,084	52,311

Credit Quality

(Dollars in thousands, except ratios)	December 31, 2020	September 30, 2020	December 31, 2019
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$104,244	$105,711	$102,669
Loans past due 90 days or more still accruing interest	—	—	3,515
Total nonperforming loans (1)	104,244	105,711	106,184
OREO and other foreclosed assets	1,179	1,179	—
Total nonperforming assets	$105,423	$106,890	$106,184
Nonperforming loans as a percentage of total loans	0.23%	0.28%	0.32%
Nonperforming assets as a percentage of total assets	0.09	0.11	0.15
Allowance for credit losses for loans	$447,765	$512,958	$304,924
As a percentage of total loans	0.99%	1.34%	0.91%
As a percentage of total nonperforming loans	429.54	485.25	287.17
Allowance for credit losses for nonaccrual loans	$54,029	$64,479	$44,859
As a percentage of total loans	0.12%	0.17%	0.13%
As a percentage of total nonperforming loans	51.83	61.00	42.25
Allowance for credit losses for total performing loans	$393,736	$448,479	$260,065
As a percentage of total loans	0.87%	1.17%	0.78%
As a percentage of total performing loans	0.87	1.17	0.78
Total loans (1)	$45,181,488	$38,413,891	$33,327,704
Total performing loans	45,077,244	38,308,180	33,221,520
Allowance for credit losses for unfunded credit commitments (2)	120,796	101,515	67,656
As a percentage of total unfunded credit commitments	0.38%	0.33%	0.28%
Total unfunded credit commitments (3)	$31,982,251	$30,329,796	$24,521,920

(1)For the quarters ended December 31, 2020 and September 30, 2020, loan amounts are disclosed, and ratios are calculated, using the amortized cost basis as a result of the adoption of CECL. Prior period loan amounts are disclosed, and ratios calculated, using the gross basis in accordance with previous methodology.
(2)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(3)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP SVB Leerink revenue, non-GAAP core fee income plus non-GAAP SVB Leerink revenue, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•Non-GAAP core fee income plus SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP SVB Leerink revenue, and represents client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP core fee income, and represents investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control as well as other non-recurring expenses. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink and other non-recurring expenses by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•Tangible common equity, or tangible book value, to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Year ended
Non-GAAP core fee income plus SVB Leerink revenue, non-GAAP SVB Leerink revenue and non-GAAP core fee income (Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP noninterest income	$621,783	$547,583	$368,848	$301,934	$313,344	$1,840,148	$1,221,479
Less: gains on investment securities, net	149,992	189,837	34,868	46,055	28,095	420,752	134,670
Less: net gains on equity warrant assets	143,761	53,766	26,506	13,395	30,865	237,428	138,078
Less: other noninterest income	21,258	49,222	16,528	11,137	12,597	98,145	55,370
Non-GAAP core fee income plus SVB Leerink revenue	$306,772	$254,758	$290,946	$231,347	$241,787	$1,083,823	$893,361
Investment banking revenue	133,434	92,181	141,503	46,867	58,172	413,985	195,177
Commissions	17,443	16,257	16,918	16,022	15,534	66,640	56,346
Less: non-GAAP SVB Leerink revenue	$150,877	$108,438	$158,421	$62,889	$73,706	$480,625	$251,523
Non-GAAP core fee income	$155,895	$146,320	$132,525	$168,458	$168,081	$603,198	$641,838

	Three months ended					Year ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP net gains on investment securities	$149,992	$189,837	$34,868	$46,055	$28,095	$420,752	$134,670
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	45,891	27,785	14,328	(1,535)	11,827	86,469	48,501
Non-GAAP net gains on investment securities, net of noncontrolling interests	$104,101	$162,052	$20,540	$47,590	$16,268	$334,283	$86,169

	Three months ended					Year ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP noninterest expense	$664,799	$491,021	$479,636	$399,585	$460,752	$2,035,041	$1,601,262
Less: expense attributable to noncontrolling interests	91	114	130	140	143	475	835
Non-GAAP noninterest expense, net of noncontrolling interests	664,708	490,907	479,506	399,445	460,609	2,034,566	1,600,427
Less: expense attributable to SVB Leerink	130,716	77,567	108,650	62,037	75,002	378,970	252,677
Less: real estate expenses	29,317	—	—	—	—	29,317	—
Less: charitable donation of net PPP loan origination fees	20,000	—	—	—	—	20,000	—
Non-GAAP noninterest expense, net of noncontrolling interests, SVB Leerink and other non-recurring expenses	$484,675	$413,340	$370,856	$337,408	$385,607	$1,606,279	$1,347,750

GAAP net interest income	$591,480	$527,740	$512,927	$524,137	$533,668	$2,156,284	$2,096,601
Adjustments for taxable equivalent basis	5,012	3,964	3,844	3,409	3,180	16,230	11,949
Non-GAAP taxable equivalent net interest income	596,492	531,704	516,771	527,546	536,848	2,172,514	2,108,550
Less: income attributable to noncontrolling interests	—	—	5	21	31	26	72
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	596,492	531,704	516,766	527,525	536,817	2,172,488	2,108,478
Less: net interest income (expense) attributable to SVB Leerink	205	175	(3)	201	291	578	1,252
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$596,287	$531,529	$516,769	$527,324	$536,526	$2,171,910	$2,107,226

GAAP noninterest income	$621,783	$547,583	$368,848	$301,934	$313,344	$1,840,148	$1,221,479
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	45,982	27,862	14,385	(1,854)	12,072	86,375	48,624
Non-GAAP noninterest income, net of noncontrolling interests	575,801	519,721	354,463	303,788	301,272	1,753,773	1,172,855
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	104,101	162,052	20,540	47,590	16,268	334,283	86,169
Less: net gains on equity warrant assets	143,761	53,766	26,506	13,395	30,865	237,428	138,078
Less: investment banking revenue	133,434	92,181	141,503	46,867	58,172	413,985	195,177
Less: commissions	17,443	16,257	16,918	16,022	15,534	66,640	56,346
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$177,062	$195,465	$148,996	$179,914	$180,433	$701,437	$697,085

GAAP total revenue	$1,213,263	$1,075,323	$881,775	$826,071	$847,012	$3,996,432	$3,318,080
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$773,349	$726,994	$665,765	$707,238	$716,959	$2,873,347	$2,804,311

Operating efficiency ratio	54.79%	45.66%	54.39%	48.37%	54.40%	50.92%	48.26%
Non-GAAP core operating efficiency ratio	62.67	56.86	55.70	47.71	53.78	55.90	48.06

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
GAAP non-marketable and other equity securities	$1,802,235	$1,547,363	$1,270,578	$1,200,595	$1,213,829
Less: amounts attributable to noncontrolling interests	213,442	168,329	146,945	144,279	148,806
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,588,793	$1,379,034	$1,123,633	$1,056,316	$1,065,023

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
GAAP SVBFG stockholders’ equity	$8,219,700	$7,792,935	$7,319,373	$7,034,749	$6,470,307
Less: preferred stock	340,138	340,138	340,138	340,138	340,138
Less: intangible assets	204,120	183,203	184,549	185,895	187,240
Tangible common equity	$7,675,442	$7,269,594	$6,794,686	$6,508,716	$5,942,929
GAAP total assets	$115,511,007	$96,916,771	$85,730,985	$75,009,640	$71,004,903
Less: intangible assets	204,120	183,203	184,549	185,895	187,240
Tangible assets	$115,306,887	$96,733,568	$85,546,436	$74,823,745	$70,817,663
Risk-weighted assets	$64,673,434	$54,738,028	$49,682,026	$48,578,473	$46,577,485
Tangible common equity to tangible assets	6.66%	7.52%	7.94%	8.70%	8.39%
Tangible common equity to risk-weighted assets	11.87	13.28	13.68	13.40	12.76

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Tangible common equity	$7,068,964	$6,104,361	$5,821,224	$5,617,402	$5,034,095
Tangible assets	$113,303,370	$95,012,287	$84,214,926	$73,630,526	$69,563,817
Risk-weighted assets	$61,017,753	$51,792,822	$47,838,181	$46,839,951	$44,502,150
Tangible common equity to tangible assets	6.24%	6.42%	6.91%	7.63%	7.24%
Tangible common equity to risk-weighted assets	11.59	11.79	12.17	11.99	11.31